Exhibit 2

Schedule 1

For the period beginning from the Schedule 13D amendment filed on December 2, 2024 to the event which requires the filing of this statement, the Reporting Persons set forth below effected the following transactions in Class A Common Shares on the New York Stock Exchange. The prices below reflect the price paid by the purchasers per Class A Common Share on the relevant trade date.

Reporting Person	Type of Transaction	Trade Date	Number of Shares	Price per Share
Control Empresarial	Purchase	12/4/2024	300,000	$30.818 (1)
Control Empresarial	Purchase	12/6/2024	137,000	$29.9273 (2)
Control Empresarial	Purchase	12/11/2024	66,000	$30.0401 (3)
Control Empresarial	Purchase	12/12/2024	219,000	$29.5803 (4)
Control Empresarial	Purchase	12/13/2024	100,000	$29.132 (5)
Control Empresarial	Purchase	12/16/2024	88,000	$27.7723 (6)
Control Empresarial	Purchase	12/18/2024	341,500	$26.8614 (7)

1. Weighted average price. These shares were purchased in multiple transactions at prices ranging from $30.61 to $30.9896 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission (“SEC”), upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (1).

2. Weighted average price. These shares were purchased in multiple transactions at prices ranging from $29.875 to $30.01 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (2).

3. Weighted average price. These shares were purchased in multiple transactions at prices ranging from $29.995 to $30.10 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (3).

4. Weighted average price. These shares were purchased in multiple transactions at prices ranging from $29.35 to $29.70 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (4).

5. Weighted average price. These shares were purchased in multiple transactions at prices ranging from $29.0599 to $29.20 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (5).

6. Weighted average price. These shares were purchased in multiple transactions at prices ranging from $27.68 to $27.90 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (6).

7. Weighted average price. These shares were purchased in multiple transactions at prices ranging from $26.475 to $27.20 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares purchased at each separate price within the range set forth in this footnote (7).